Exhibit 99.1
For Immediate Release
March 13, 2007
GIBRALTAR SIGNS AN AGREEMENT TO PURCHASE THE ASSETS OF NORWESCO,
NOLL MANUFACTURING, AND M&N PLASTICS
Acquisition Will Enhance Gibraltar’s Building Products Presence in the Northern California,
Pacific Northwest, and Rocky Mountain Markets
     BUFFALO, NEW YORK (March 13, 2007) — Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has signed a definitive agreement to purchase the assets of NorWesCo, Noll Manufacturing, and M&N Plastics from The Employee Ownership Holding Company, which is wholly owned by the Employee Ownership Holding Company Employee Stock Ownership Plan and Trust. The acquisition is subject to regulatory approval and closing is expected within the next 30 days.
     The companies operate manufacturing facilities in Fife, Washington; Portland, Oregon; and Stockton, California. With a history that dates back to 1936, they manufacture more than 4,000 products that serve the building, HVAC, and lawn and garden markets.
     The companies have approximately 330 employees and annual sales of approximately $60 million in their last fiscal year. They sell to leading retailers, building product distributors, roofing/concrete distributors, lumber yards, and contractors.
     “This acquisition will enhance Gibraltar’s presence in the Northern California, Pacific Northwest, and Rocky Mountain markets, high-growth areas we have targeted for expansion,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer. “The extensive product offering of the acquired companies, coupled with their strong and longstanding customer relationships, provide an excellent complement to our existing operations in this part of the country. This acquisition will be immediately accretive to earnings. We are also confident that the many operating and marketing synergies that we have identified will further enhance the already-strong performance of these companies.”
     “These are well-run companies with solid records of profitable growth and good cash flow characteristics. They have excellent manufacturing facilities capable of substantially increased capacity with minimal capital expenditures. They are also well positioned to grow organically through the introduction of new products and the addition of new customers. This will complement the growth they are generating as they shift a greater share of their sales to the still-strong commercial building market,” said Henning N. Kornbrekke, President and Chief Operating Officer.
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Gibraltar Acquires NorWesCo, Noll Manufacturing, and M&N Plastics
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     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves a large number of customers in a variety of industries in all 50 states and throughout the world. Upon completion of this acquisition, it will have approximately 3,900 employees and operate 85 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000 Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.
CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor
Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about Gibraltar, are available on the Internet, at http://www.gibraltar1.com.